Exhibit 99.1

Windtree Therapeutics Reports First Quarter 2022
Financial Results and Provides Key Business Updates

Announced positive topline results from Phase 2

SEISMiC study of istaroxime in early cardiogenic shock

Late-breaker presentation of additional SEISMiC study results at the European

Society of Cardiology (ESC) Heart Failure Conference.

Management to host investor call following the presentation on May 23

WARRINGTON, PA – May 5, 2022 – Windtree Therapeutics, Inc. (NasdaqCM: WINT), a biotechnology company focused on advancing multiple late-stage interventions for acute cardiovascular and pulmonary disorders, today reported financial results for the first quarter ended March 31, 2022 and provided key business updates.

“We are excited to announce positive topline results from our Phase 2 SEISMiC study of istaroxime in early cardiogenic shock and look forward to presenting a more complete set of results in a late-breaker session at the ESC Heart Failure Conference and sharing this information with you in a call later this month,” said Craig Fraser, President and Chief Executive Officer of Windtree. “There is a profound need for improved therapeutics in cardiogenic shock and heart failure, and we are very encouraged by istaroxime’s potential to improve cardiac function without the commonly associated side effects, such as lower blood pressure, often seen with currently available therapies for patients with acutely failing hearts. This program and its results are complementary to our acute heart failure program while offering a potentially faster and less expensive development pathway. We look forward to starting our SEISMiC extension study to further optimize the dose and to meeting with regulatory agencies to define the next steps in our development path toward potential approval.”

Key Business Updates

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Announced positive top line data in the Company’s Phase 2 study of istaroxime in early cardiogenic shock caused by heart failure. The study met its primary endpoint in systolic blood pressure profile over six hours with the istaroxime treated group performing significantly better compared to the control group. The positive results support the Company’s development and potential regulatory pathway in cardiogenic shock.

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Announced a late-breaker presentation at the upcoming European Society of Cardiology Heart Failure Conference taking place on May 21-24, 2022 in Madrid, Spain. The presentation, entitled: “The Safety and Efficacy of Istaroxime for Pre-Cardiogenic Shock,” will be presented by Dr. Marco Metra, Professor of Cardiology and Director of the Institute of Cardiology of the Department of Medical and Surgical Specialties, Radiological Sciences and Public Health of the University and Civil Hospitals of Brescia, Italy, and Principal Investigator of the Company’s Phase 2 SEISMiC study of istaroxime in early cardiogenic shock. The presentation will take place on Monday, May 23, 2022, and the Company intends to host a conference call following the presentation to share the details of the SEISMiC data including primary and secondary endpoints, cardiac function, safety, and tolerability.

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Announced results for the Company’s Phase 2 single-arm study of lucinactant (KL4 surfactant) designed to evaluate the safety and tolerability of lucinactant delivered as a liquid via the endotracheal tube in 20 patients who were mechanically ventilated due to COVID-19 associated lung injury and severe ARDS. The study demonstrated that intratracheal administration of reconstituted lyophilized lucinactant was generally safe and well tolerated with stable to improved oxygenation and other physiological parameters after dosing, supporting the feasibility of this approach to develop a potential treatment for critically ill patients with ARDS due to COVID-19 and other causes.

Select Financial Results for the First Quarter ended March 31, 2022

For the first quarter ended March 31, 2022, the Company reported an operating loss of $8.3 million, compared to an operating loss of $9.1 million in the first quarter of 2021.

Research and development expenses were $5.3 million for the first quarter of 2022, compared to $4.4 million for the first quarter of 2021. The increase in research and development expenses is primarily due to an increase of $0.7 million for the clinical activity and development of istaroxime in early cardiogenic shock and acute heart failure.

General and administrative expenses for the first quarter of 2022 were $3.0 million, compared to $4.7 million for the first quarter of 2021. The decrease in general and administrative expenses is primarily due to (i) a decrease of $1.0 million in non-cash, stock compensation expense and (ii) a decrease of $0.9 million in professional fees, partially offset by (iii) an increase of $0.2 million in personnel costs.

The Company reported a net loss of $8.1 million ($0.29 per basic share) on 28.3 million weighted-average common shares outstanding for the quarter ended March 31, 2022, compared to a net loss of $9.0 million ($0.51 per basic share) on 17.7 million weighted average common shares outstanding for the comparable period in 2021.

As of March 31, 2022, the Company reported cash and cash equivalents of $15.5 million. As of May 5, 2022, the Company believes that it has sufficient cash resources to provide runway into the first quarter of 2023.

Readers are referred to, and encouraged to read in its entirety, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, which will be filed with the Securities and Exchange Commission on May 5, 2022, which includes detailed discussions about the Company’s business plans and operations, financial condition, and results of operations.

About Windtree Therapeutics

Windtree Therapeutics, Inc. is advancing multiple late-stage interventions for acute cardiovascular and acute pulmonary disorders to treat patients in moments of crisis. Using new scientific and clinical approaches, Windtree is developing a multi-asset franchise anchored around compounds with an ability to activate SERCA2a, with lead candidate, istaroxime, being developed as a first-in-class treatment for acute heart failure and for early cardiogenic shock. Windtree’s heart failure platform includes follow-on oral pre-clinical SERCA2a activator assets as well. In pulmonary care, Windtree has focused on facilitating the transfer of the clinical development of AEROSURF®, to its licensee in Asia, Lee’s HK. Included in Windtree’s portfolio is rostafuroxin, a novel precision drug product targeting hypertensive patients with certain genetic profiles.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The Company may, in some cases, use terms such as "predicts," "believes," "potential," "proposed," "continue," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "will," "should" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Such statements are based on information available to the Company as of the date of this press release and are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the Company’s current expectations. Examples of such risks and uncertainties include: risks and uncertainties associated with the ongoing economic and social consequences of the COVID-19 pandemic, including any adverse impact on the Company’s clinical trials, clinical trial timelines or disruption in supply chain; the success and advancement of the clinical development programs for istaroxime and the Company’s other product candidates; the impacts of political unrest, including as a result geopolitical tension, including escalation in the conflict between Russia and Ukraine and any additional resulting sanctions, export controls or other restrictive actions that may be imposed by the United States and/or other countries which could have an adverse impact on the Company’s operations, including through disruption in supply chain or access to potential international clinical trial sites, and through disruption, instability and volatility in the global markets, which could have an adverse impact on the Company’s ability to access the capital markets; the Company’s ability to secure significant additional capital as and when needed; the Company’s ability to access the debt or equity markets; the Company’s ability to manage costs and execute on its operational and budget plans; the results, cost and timing of the Company’s clinical development programs, including any delays to such clinical trials relating to enrollment or site initiation; risks related to technology transfers to contract manufacturers and manufacturing development activities; delays encountered by the Company, contract manufacturers or suppliers in manufacturing drug products, drug substances, and other materials on a timely basis and in sufficient amounts; risks relating to rigorous regulatory requirements, including that: (i) the FDA or other regulatory authorities may not agree with the Company on matters raised during regulatory reviews, may require significant additional activities, or may not accept or may withhold or delay consideration of applications, or may not approve or may limit approval of the Company’s product candidates, and (ii) changes in the national or international political and regulatory environment may make it more difficult to gain regulatory approvals and risks related to the Company’s efforts to maintain and protect the patents and licenses related to its product candidates; risks that the Company may never realize the value of its intangible assets and have to incur future impairment charges; risks related to the size and growth potential of the markets for the Company’s product candidates, and the Company’s ability to service those markets; the Company’s ability to develop sales and marketing capabilities, whether alone or with potential future collaborators; and the rate and degree of market acceptance of the Company’s product candidates, if approved. These and other risks are described in the Company’s periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. Any forward-looking statements that the Company makes in this press release speak only as of the date of this press release. The Company assumes no obligation to update forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contact Information:

Monique Kosse

LifeSci Advisors

212.915.3820 or monique@lifesciadvisors.com

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WINDTREE THERAPEUTICS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except share and per share data)

	March 31, 2022	December 31, 2021
	Unaudited
ASSETS
Current Assets:
Cash and cash equivalents	$15,541	$22,348
Prepaid expenses and other current assets	906	1,143
Total current assets	16,447	23,491

Property and equipment, net	548	1,011
Restricted cash	154	154
Operating lease right-of-use assets	2,207	2,381
Intangible assets	32,070	32,070
Goodwill	15,682	15,682
Total assets	$67,108	$74,789

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$724	$693
Accrued expenses	3,554	3,408
Operating lease liabilities - current portion	472	528
Loans payable - current portion	-	294
Total current liabilities	4,750	4,923

Operating lease liabilities - non-current portion	1,944	2,071
Restructured debt liability - contingent milestone payments	15,000	15,000
Other liabilities	3,800	3,800
Deferred tax liabilities	6,885	7,114
Total liabilities	32,379	32,908

Stockholders’ Equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; 0 shares issued and outstanding at March 31, 2022 and December 31, 2021	-	-
Common stock, $0.001 par value; 120,000,000 shares authorized at March 31, 2022 and December 31, 2021; 28,469,298 and 28,268,950 shares issued at March 31, 2022 and December 31, 2021, respectively; 28,469,274 and 28,268,926 shares outstanding at March 31, 2022 and December 31, 2021, respectively	28	28
Additional paid-in capital	831,206	830,231
Accumulated deficit	(793,451)	(785,324)
Treasury stock (at cost); 24 shares	(3,054)	(3,054)
Total stockholders’ equity	34,729	41,881
Total liabilities & stockholders’ equity	$67,108	$74,789

WINDTREE THERAPEUTICS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2022	2021

Expenses:
Research and development	$5,345	$4,410
General and administrative	2,988	4,669
Total operating expenses	8,333	9,079
Operating loss	(8,333)	(9,079)

Other income (expense):
Interest income	1	50
Interest expense	(13)	(41)
Other income, net	218	109
Total other income, net	206	118

Net loss	$(8,127)	$(8,961)

Net loss per common share
Basic and diluted	$(0.29)	$(0.51)

Weighted average number of common shares outstanding
Basic and diluted	28,295	17,695